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                                                               Exhibit No. 11(b)

                 Computation for Fully Diluted Earnings Per Share
            For the Three and Six Months Ended June 30, 1996 and 1995
                 (amounts in millions except for per-share data)
                                    Unaudited

                                                               Three Months Ended    Six Months Ended
                                                                    June 30              June 30
                                                              -------------------   -----------------
                                                                1996       1995       1996       1995
                                                                ----       ----       ----       ----
Common Stock and Common Stock Equivalents
- -----------------------------------------
Average number of common shares outstanding including shares
 issuable under stock options                                   37.2       37.6       37.3       37.6
Average number of common shares issuable under the Employee
 Stock Ownership Plan                                            5.1        5.4        5.2        5.4
                                                              -------    -------    -------   --------
Average number of common and common equivalent shares
 outstanding                                                    42.3       43.0       42.5       43.0
                                                              =======    =======    =======   ========
Pro Forma Adjustment to Earnings from
 ------------------------------------
 Continuing Businesses
 ---------------------
Earnings from continuing businesses
 before pro forma adjustments                                  $30.6      $47.4      $66.9      $73.9
Less:
 Increased contribution to the Employee
  Stock Ownership Plan assuming conversion
  of preferred shares to common                                  1.7        1.9        3.2        3.7
 Net reduction in tax benefits assuming
  conversion of the Employee Stock Ownership
  Plan preferred shares to common                                 .3         .2         .6         .5
                                                              -------    -------    -------   --------
Pro forma earnings from continuing businesses                  $28.6      $45.3      $63.1      $69.7
                                                              =======    =======    =======   ========
Fully diluted earnings per share from
 continuing businesses                                         $  .68     $ 1.05     $ 1.48     $ 1.62
                                                              =======    =======    =======   ========
Pro Forma Adjustment to Net Earnings
- ------------------------------------
 Net earnings as reported                                      $30.6      $52.7      $66.9      $87.1
Less:
 Increased contribution to the Employee Stock
  Ownership Plan assuming conversion of
  preferred shares to common                                     1.7        1.9        3.2        3.7
 Net reduction in tax benefits assuming
  conversion of the Employee Stock Ownership
  Plan preferred shares to common                                 .3         .2         .6         .5
                                                              -------    -------    -------   --------
Pro forma net earnings                                         $28.6      $50.6      $63.1      $82.9
                                                              =======    =======    =======   ========
Fully diluted net earnings per share                           $  .68     $ 1.18     $ 1.48     $ 1.93
                                                              =======    =======    =======   ========
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